Code of Ethics & Insider Trading

The Adviser’s Procedures relating to its Code of Ethics and Insider Trading Policies consists of (1) the statement of policy, (2) identification of the person(s) responsible for implementing this policy, and (3) the procedures adopted by the Adviser to implement the policy. Following the policy are guidelines that should be reviewed to ensure that personnel understand the policy and the circumstances under which it should be implemented.

See Tab 8 of the Regulatory Legal Reference Guide for more detailed information regarding requirements applicable to the Adviser’s Code of Ethics and Insider Trading Policy.

1.	Statement of Policy

Rule 204A-1 of the Advisers Act, effective August 31, 2004, requires the Adviser to establish, maintain and enforce a written code of ethics by January 7, 2005. In addition, Rule 204A requires the Adviser to have written policies and procedures reasonably designed to prevent the misuse by the Adviser and its associated persons of nonpublic information, in violation of the Advisers Act or the 1934 Act. As a federally regulated investment adviser, the Adviser is subject to the requirements of the SEC and other regulatory bodies. The Adviser is committed to conducting its business in a manner to ensure compliance with all regulations to which it is subject. As a fiduciary, the Adviser is further committed to fostering an environment where all employees are aware of their responsibilities and obligations, whether imposed by regulation or by the Adviser’s internal guidelines, act with integrity and in an honest and open manner, and at all times act in the best interests and safeguard nonpublic information of the Adviser’s clients.

The Adviser has adopted a Code of Ethics and Insider Trading Policy and Procedures that its believes is reasonably designed to detect and prevent violations of both the rules of regulatory bodies to which the Adviser is subject and internal guidelines established by the Adviser. All employees of the Adviser are subject to this Code and Ethics and Insider Trading Policy and Procedures.

2.	Who is Responsible For Implementing this Policy?

The Compliance Officer is responsible for implementing, updating and monitoring the Adviser’s Code of Ethics and Insider Trading Policy and Procedures (the “Ethics Policy”), for obtaining the required employee acknowledgments, holdings reports and transaction reports, disseminating copies of and educating employees as to the particulars of the Ethics Policy, and for overseeing the review of transactions reports and compliance with other aspects of the Ethics Policy. The Compliance Officer is also responsible for maintaining, as part of the Adviser’s books and records, a copy of the Adviser’s Ethics Policy and amendments thereto, lists of Access Persons, acknowledgements, holdings and transaction reports, and documentation relating to review of transactions and violations, in accordance with applicable record keeping requirements and the Adviser’s internal guidelines. The Compliance Officer can delegate in writing any of his or her responsibilities under the Compliance Program to another person.

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3.	Procedures to Implement this Policy

The key elements of the procedures for implementing the Ethics Policy are summarized below:

Applicability and Scope of the Ethics Policy

A copy of the Ethics Policy is attached to this Manual as Exhibit F. The Ethics Policy applies to all employees of the Adviser. The management of the Adviser firmly believes that it is the responsibility of all employees to become familiar with and thoroughly comply with the terms of the Ethics Policy. Every employee must review and acknowledge initially within ten days of employment and annually thereafter that he or she has read and understand the terms of the Ethics Policy. Every employee who becomes aware of any violations of the Adviser’s Ethics Policy by themselves or any other person should immediately notify the Compliance Officer. Such notifications will be treated confidentially upon the request of the employee. All employees should be aware that they may risk serious sanctions if they violate the terms of the Ethics Policy.

Reports by Access Persons. Employees who have been identified as Access Persons must submit the following to the Compliance Officer:

•	An Initial Holdings Report within ten days of becoming an Access Person. Such report should be current as of a date no more than 30 days prior to becoming an Access Person.

•	An Annual Holdings Report annually on or before January 30. Such report should be current as of a date no more than 30 days prior to the date of the report.

•	Quarterly Transaction Reports within 30 days of the end of each calendar quarter.

Preclearance Requirements. Access Persons are further required to submit to the Compliance Officer a written request for approval of any acquisition of a beneficial ownership in any security in (a) any Covered Security that is a publicly traded equity security and (i) is either held in a portfolio of any advisory client or (ii) is contained on the Adviser’s Potential Holdings List, (b) an initial public offering or (c) in a limited offering, in advance of such acquisition. No such transaction may be consummated without the advance written approval of the Compliance Officer.

Brokerage Statements. Each Access Person is further required to provide the Compliance Officer promptly and not less frequently than every calendar quarter, with copies of confirmations of and brokerage statements reflecting all Covered Securities transactions and holdings (1) in which the Access Person has or acquires a direct or indirect beneficial ownership interest and (2) that are included in a Family Account. If the Access Person will be submitting brokerage statements in lieu of Quarterly

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Transaction Reports, those statements must be submitted within 30 days of the end of each calendar quarter. This requirement, as well as the definitions of certain capitalized terms, is provided in the Ethics Policy, which is attached as Exhibit F to this Manual.

Copies of the forms of Acknowledgement, Holdings Reports and Quarterly Transaction Reports are attached to this Manual as Exhibit F.

Administration of the Ethics Policy

The Compliance Officer should implement, monitor, and update the Ethics Policy, as appropriate, including:

•	Providing a copy of the Ethics Policy, and all amendments, to all employees, and/or making the Ethics Policy available on the Adviser’s computer system on the shared drive.

•	Maintaining a list of all Access Persons subject to the Adviser’s Ethics Policy.

•	Ensuring that each supervised person executes an Acknowledgment of the Ethics Policy indicating his or her understanding of specific policies and procedures.

•	Preparing on or about July 1 of each year a summary of compliance by all employees with the Ethics Policy for the previous year.

•	Ensuring that each Access Person submits initial and annual holdings reports.

•	Ensuring that each Access Person submits a quarterly transactions report no later than 30 days after the end of each quarter.

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Reviewing or overseeing the review of all employee holdings reports and quarterly transaction reports, and comparing the trading or holdings reflected in such reports against the trading activities conducted on behalf of clients. Such reviews should be appropriately documented. The Compliance Officer’s report shall be reviewed by the Chief Executive Officer.

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Communicating with all employees to ensure they have a thorough understanding of the Ethics Policy and their responsibilities and obligations thereunder, including distributing memorandum or other materials to employees or holding departmental and full company employee meetings as appropriate in the discretion of the Compliance Officer, and being available to respond to questions by employees as to the content of the Ethics Policy.

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Monitoring key changes in personnel or location, material changes in operations, services or products provided, and material changes in relationships with critical business partners, and updating the Ethics Policy when appropriate on account of such changes.

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Consulting with outside legal counsel to stay abreast of regulations affecting the Advisor’s business as regulated investment adviser, and updating the Ethics Policy when appropriate on account of such changes.

•	Developing guidelines for imposing sanctions for violations of material aspects of the Ethics Policy, including warnings, fines, disgorgement of profits, suspensions or termination.

Client Disclosure

The Adviser is required to give clients disclosure of a summary of its Ethics Policy in Schedule F of Form ADV Part II. The Compliance Officer is responsible for including this disclosure in Form ADV Part II Schedule F initially no later than February 1, 2005. In addition, in the event of a material change to the Adviser’s Ethics Policy, Schedule F of Form ADV Part II should be promptly amended. See the Registration and Licensing Section of this Manual for guidance on the process for amending Form ADV.

Maintaining Records

The Compliance Officer should maintain the following records:

•	A copy of the Adviser’s Ethics Policy and all amendments

•	Copies of all lists of Access Persons

•	Employee Acknowledgments

•	Employee Initial and Annual Holdings Reports

•	Employee Quarterly Transaction Reports

•	Employee brokerage statements

•	Annual summary of compliance with the Ethics Policy

•	Potential Holdings Lists or Restricted Securities List, if any

•	Documentation relating to the review of holdings reports, quarterly transaction reports, pre-clearance requests and violations

4.	Guidelines

Persons Subject to the Code

Supervised Persons of the Adviser are subject to the Ethics Policy. Supervised Persons is defined at Rule 202(a)(25) of the Advisers Act as the Adviser’s partners, officers, members, directors (or other persons occupying a similar status or performing similar functions) and employees, as well as any other person who provides advise on behalf of the Adviser and is subject to the Adviser’s supervision and control.

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Access Persons of the Adviser is defined at Rule 204A-1 to include a Supervised Person who (i) has access to nonpublic information regarding any clients’ purchase or sale of securities, (ii) is involved in making securities recommendations to clients or (iii) who has access to such recommendations. A Supervised Person with access to nonpublic information regarding portfolio holdings of affiliated mutual funds are also Access Persons. A Supervised Person is not a Access Person solely because he or she has nonpublic information regarding the portfolio holdings of a non-investment company client. A Client Service Representative, for example, could be considered an Access Person if he or she has information about investment recommendations whose effect may not yet be felt in the marketplace and could as a result take advance of such knowledge.

Securities Subject to Reports

Access Persons must submit holdings reports and transaction reports for Covered Securities in which the Access Person has or acquires any direct or indirect beneficial ownership. An Access Person is presumed to beneficially own the securities that are held by his or her immediate family members sharing the same household as the Access Person.

Security is defined in Section 2(a)(18) of the Advisers Act as any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

All securities are deemed Covered Securities, except the following:

•	Transactions and holdings in direct obligations of the U.S. Government.

•	Money market instruments.

•	Shares of Money Market Funds.

•	Transactions and holdings in mutual funds, unless the Adviser or a control affiliate acts as the adviser, subadviser or principal underwriter.

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•	Transactions in units of a UIT if the UIT is invested exclusively in unaffiliated mutual funds.

Standards for review

The Compliance Officer should consider at least the following when reviewing Holdings Reports, Quarterly Transaction Reports and requests for preclearance:

•	Could an individual’s personal holdings present a conflict of interest.

•	Could an individual be misappropriating an investment opportunity that should first be offered to a client.

•	Could a portfolio manager be receiving an economic benefit for directing client business or brokerage.

•	Are the individual’s holdings or transactions in compliance with internal guidelines.

•	If trading in the same securities as a client, is the individual receiving favorable terms.

•	Does an individual’s trading patterns indicate abuse, such as market timing.

•	Do disparities exist between the quality of performance or overall profitability of portfolio manager’s own account and the accounts of his clients.

Possible Future Restrictions

The Adviser does not presently but may in the future amend its Ethics Policy to include some or all of the following restrictions if the management of the Adviser feels it is appropriate to achieve compliance with the regulations to which it is subject and its fiduciary obligations to its clients:

•	Requiring reporting by all employees instead of restricting it to Access Persons.

•	Requiring pre-clearance in writing and/or in advance of all trades.

•	Requiring employees to trade only through certain named brokers.

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